Exhibit 24.1

SECTION 16

POWER OF ATTORNEY

I, Dianna B. Emery, do hereby constitute and appoint each of Cheryl B. Wood, J. Adam Sothen, Seth A. Winter and Shannon V. Patterson, my true and lawful attorney-in-fact, each of whom acting singly is hereby authorized, for me and in my name and on my behalf as a director, officer and/or shareholder of Eastern Virginia Bankshares, Inc. to (i) prepare, execute in my name and on my behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including any necessary amendments thereto, and any other documents necessary or appropriate to obtain and/or update codes, passwords and passphrases enabling me to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC; and (ii) prepare, execute and file any and all forms, instruments or documents, including any necessary amendments thereto, as such attorneys or attorney deems necessary or advisable to enable me to comply with Section 16 of the Securities Exchange Act of 1934 and the rules or regulations thereunder (collectively, “Section 16”).

I do hereby ratify and confirm all acts my said attorney shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorneys-in-fact, serving in such capacity at my request, are not assuming, nor is Eastern Virginia Bankshares, Inc. assuming, any of my responsibilities to comply with Section 16.

This power of attorney and the authority of my attorneys-in-fact hereunder shall not terminate on my disability but shall remain in full force and effect until it is revoked by the undersigned in a signed writing delivered to each such attorney-in-fact or the undersigned is no longer required to comply with Section 16, whichever occurs first.

WITNESS the execution hereof this 11th day of January, 2016.

/s/ Dianna B. Emery
Dianna B. Emery
Chief Operations Officer